Exhibit 23.2
Consent of Cawley, Gillespie & Associates, Inc.
     As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statements (No. 333-146775) on Form S-3, (No., 333-148465) on Form S-4 and (No. 33-57348, No. 333-34617, No. 333-66938, No. 333-117533 and No. 333-145827) on Forms S-8 of Parallel Petroleum Corporation of information from our reserves report dated January 22, 2008 and all references to our firm included in or made a part of the Annual Report on Form 10-K of Parallel Petroleum Corporation for the fiscal year ended December 31, 2007.

/s/ Cawley, Gillespie & Associates, Inc.

Ft. Worth, Texas
February 20, 2008